FOR IMMEDIATE RELEASE	Contacts:	Media Relations
Chris Barnes, (972) 673-5539
Investor Relations Heather Catelotti, (972) 673-5869

DR PEPPER SNAPPLE GROUP TO ACQUIRE BAI BRANDS, LLC

Bai is the fastest growing brand in the enhanced water category

Solid innovation pipeline that extends to other categories

PLANO, TX and HAMILTON, NJ, November 22, 2016 – Dr Pepper Snapple Group, Inc. (NYSE: DPS) today announced that it has reached an agreement to acquire Bai Brands, LLC (“Bai” or the “Company”), and its complete portfolio of high-growth premium antioxidant infused beverages. The cash purchase price of $1.7 billion includes a tax benefit of approximately $400 million on a net present value basis and will be financed through new unsecured notes and short term commercial paper. We expect to maintain our strong investment grade credit profile and have no plans to change our existing shareholder dividends and share repurchase distributions.

Bai provides a strong platform to incubate and grow better-for-you beverages throughout the non-carbonated and carbonated beverage sectors. It is expected to generate approximately $425 million in net sales in 2017 and add an incremental $132 million to our current net sales expectation for 2017. The transaction is expected to be approximately $0.03 dilutive to reported diluted EPS in 2017 driven by planned increases in marketing investments behind the brand and increased interest expense associated with the financing of the purchase price. The transaction is expected to be accretive to reported diluted EPS in 2018.

“We’re excited to welcome Bai into our family of great brands,” said Larry Young, DPS President and CEO. “In a relatively short time, Bai has carved out a leadership position in the enhanced water category and has now extended that success into other fast-growing and profitable categories. We’re equally impressed with their innovation pipeline, which will continue to meet the needs of consumers seeking great tasting, low-calorie beverages with natural flavors and no artificial sweeteners.”

Young continued, “Bai has contributed greatly to our allied brand lineup since we began distributing it broadly in 2013. Adding it to the broad range of choices and options in our company-owned portfolio is a natural next step. Moving forward, we will empower Bai’s management team to continue the breakthrough and disruptive branding and innovation that have revolutionized their categories and work with them to put the brand in front of more consumers in more places.”

Bai is one of the fastest growing beverage brands, offering a family of premium better-for-you beverages. The Company’s product portfolio spans across several high-growth beverage categories including enhanced water, carbonated flavored water, coconut water and premium ready-to-drink teas. With its Bai, Bai Bubbles, Cocofusion and other innovative brands, Bai is positioned for expanding growth in key beverage segments. These highly profitable categories are projected to continue to grow worldwide for the foreseeable future. The acquisition of Bai will further enable us to meet growing consumer demand for better-for-you beverages.

Bai will operate within the Packaged Beverages segment and continue to be led by founder Ben Weiss.

“Over the past seven years, Bai has proven to be an agent of change in a marketplace that is rapidly evolving,” said Weiss. “We’ve worked tirelessly to challenge the notion that better-for-you beverages can’t taste good. On our journey, we found a strong ally in DPS, an ally who embraced our mission to change the way the world drinks. Now, it only makes sense to continue our quest together. We are thrilled to join the DPS family and create a new path forward with infinite possibilities.”

The transaction, which is subject to customary closing conditions, is expected to close in the first quarter of 2017. The boards of both companies have approved the transaction.

Credit Suisse Securities (USA) LLC is serving as exclusive financial advisor to Dr Pepper Snapple Group and Morgan, Lewis & Bockius LLP is acting as legal counsel. J.P. Morgan Securities LLC is serving as exclusive financial advisor to Bai and Skadden, Arps, Slate, Meagher & Flom LLP is acting as legal counsel.

Conference Call
At 7:30 a.m. (CST) today, Dr Pepper Snapple Group will host a conference call with investors to discuss the Bai acquisition. The conference call and slide presentation will be accessible live through DPS’s website at http://www.drpeppersnapple.com and will be archived for replay for a period of 14 days.

About Dr Pepper Snapple Group
Dr Pepper Snapple Group (NYSE: DPS) is a leading producer of flavored beverages in North America and the Caribbean. Our success is fueled by more than 50 brands that are synonymous with refreshment, fun and flavor. We have six of the top 10 non-cola soft drinks, and 13 of our 14 leading brands are No. 1 or No. 2 in their flavor categories. In addition to our flagship Dr Pepper and Snapple brands, our portfolio includes 7UP, A&W, Canada Dry, Clamato, Crush, Hawaiian Punch, Mott’s, Mr & Mrs T mixers, Peñafiel, Rose’s, Schweppes, Squirt and Sunkist soda. To learn more about our iconic brands and Plano, Texas-based company, please visit www.DrPepperSnapple.com. For our latest news and updates, follow us at www.Facebook.com/DrPepperSnapple or www.Twitter.com/DrPepperSnapple.

About Bai
Bai is an innovative beverage company that brings great taste and better ingredients together at last. Its Bai and Bai Bubbles lines offer fresh fruit flavor and antioxidants with no artificial sweeteners and only 5 calories and 1 gram of sugar per serving.  Bai also produces Antiwater, an antioxidant-infused, super-purified bottled water.  The company was founded by 20-year beverage industry veteran Ben Weiss in 2009 and has grown rapidly with its products now distributed by Dr Pepper Snapple Group among others.  Bai Brands was named one of Inc.’s 500 fastest-growing private companies in 2014, as well as one of America’s 20 Most Promising Companies by Forbes in 2015.  For more information, visit www.drinkbai.com

Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, statements about future events, future financial performance including earnings estimates, plans, strategies, expectations, prospects, competitive environment, regulation, and cost and availability of raw materials. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” “intend” or the negative of these terms or similar expressions. These forward-looking statements have been based on our current views with respect to future events and financial performance. Our actual financial performance could differ materially from those projected in the forward-looking statements due to the inherent uncertainty of estimates, forecasts and projections, and our financial performance may be better or worse than anticipated. Given these uncertainties, you should not put undue reliance on any forward-looking statements. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015, and our other filings with the Securities and Exchange Commission. Forward-looking statements represent our estimates and assumptions only as of the date that they were made. We do not undertake any duty to update the forward-looking statements, and the estimates and assumptions associated with them, after the date of this release, except to the extent required by applicable securities laws.

####